Exhibit 10.12

INVESTOR RELATIONS AGREEMENT

This Agreement is made as of this 15th day of April 2008, by and between BioDrain Medical, Inc., a Minnesota corporation (the “Company”), a corporation duly organized and existing under the laws of the State of Minnesota, having its principal place of business at 699 Minnetonka Lane, Orono, Minnesota 55356, and Kulman JR, LLC (the “Consultant”), a limited liability company duly organized and existing under the laws of the State of Florida, with offices at 18851 N. E. 29th Avenue, Suite 700, Aventura, Florida 33180.

WHEREAS, the Company is a medical device company;

WHEREAS, the Consultant is experienced in providing consulting and investor relations advice to publicly-traded companies and;

WHEREAS, the Company wishes to retain the services of the Consultant on a non-exclusive basis on the following terms and conditions:

1. The Company hereby retains the services of the Consultant for a period of twelve months, commencing with the completion of the Company’s financing.

2. In exchange for the Consulting Services (as that term is defined below) rendered during the Initial Term, the Consultant shall receive a monthly cash fee of $5,000 per month paid on the 15th of every month. The first cash fee is due upon completion of the Company’s financing. The Consultant shall also receive a certificate for 250,000 shares of restricted common stock (herein after “Shares”) of the Company. These certificates are to be delivered within 10 days of the completion of the Company’s financing. These shares are irrevocable and the Company shall take no action to cause such securities to be voided or revoked or the issuance to be otherwise terminated. The Company acknowledges that the Consultant intends to transfer or assign some of the Shares to certain of its members, directors, consultants and employees and will instruct the Company accordingly.

The Consultant shall be reimbursed the actual cost of obtaining the requisite legal opinion for the purpose of registering the Consultant’s Shares. The Company agrees to provide the name and contact information of the legal counsel that will render the legal opinion. The Company also agrees that if for any reason that legal counsel is not providing said legal opinion in a timely manner, the Company will accept a third party legal opinion in its stead.

The Consultant shall be reimbursed actual reasonable travel and other out of pocket expenses which will be billed in arrears and are due payable within (15) days of the Company’s receipt of the subject bill(s). All travel and out-of-pocket expenses are to be pre-approved by the Company.

3. The Consultant shall utilize its best efforts to provide the following services to the Company: (a) assist the Company in making presentations to interested brokerage firms, ledge funds and institutional investors that buy and follow the medical device businesses (b) coordinate meetings with analysis to cover the Company’s stock and help disseminate the Company’s investment profile to these analysis, as well as brokerage firms, ledge fund managers and institutional investors through a variety of electronic and manual sources, (c) a review of public relations and marketing materials that have been, or may be distributed to the U.S. financial community and make appropriate suggestions as to how these materials can or should be changed, (d) advise the Company on symposium presentations, as well as investor conferences, (e) assist the Company through Consultant’s existing and future relationships in areas relating to future financings, mergers, acquisitions and potential buyouts; the parties agree that any such transaction will be subject to a separate fee agreement between the parties and limited to transactions generated by the Consultant, excluding any transactions generated by other parties for which the Consultant will not be entitled to compensation, (f) at the appropriate time, have the Company deliver presentations to the staff of the

Consultant, as well as the offices of other brokerage firms with whom the Consultant maintains a relationship, and (g) through media contacts, attempt to initiate interviews for the Company on news shows such, as CNBC, CNN and Bloomberg. The services referred to in this paragraph shall be known as the “Consulting Services”.

4. The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall he construed to preclude the Consultant, or any officer, director, agent, assistant, affiliate or employee of the Consultant from engaging in any activity whatsoever, including, without limitation receiving compensation for managing investments, or acting as an advisor, broker-dealer to, or participate in, any corporation, partnership, trust or other business entity or from receiving compensation or profit therefore. The Consultant shall have no obligation to present any business combination to the Company and shall incur no liability for its failure to do so.

5. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

6. (a) The Company and its present and future subsidiaries, jointly and severally, agree to indemnify and hold harmless the Consultant and its present and future members as well as its and their officers, directors, affiliates, associates, employees, members, attorneys and agents (“Indemnified Parties” or ”“Indemnified party”) against any loss, claim, damage or liability whatsoever (including reasonable attorneys’ fees and expenses), to which such Indemnified Party may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement if such act or omission did not violate the provisions of Section 4 of this Agreement. So long as the Company has not provided counsel to the Indemnified Party in accordance with the terms of this Agreement, the Company and its subsidiaries agree to reimburse the defense of any action or investigation (including reasonable attorneys’ fees and expenses) subject to an understanding from such Indemnified Party to repay the Company or its subsidiaries if it is ultimately determined that such Indemnified Party is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against any Indemnified Party, it shall notify the Company within twenty (20) days after the Indemnified Party receives notice of such action, suit or such threat. The Company shall have the right to appoint the Company’s counsel to defend such action, suit or proceeding, provided that such Indemnified Party consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to such Indemnified Party, then the Company shall have the right to appoint alternative counsel for such Indemnified Party reasonably acceptable to such Indemnified Party, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. The Indemnified Party, or its co-counsel, shall promptly supply the Company’s counsel with copies of all documents, pleadings and notices that are filed, served or submitted in any of the aforementioned. No Indemnified Party shall enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(b.) The Consultant and its present and future subsidiaries, jointly and severally, agree to indemnify and hold harmless the Company and its present and future members as well as its and their officers, directors, affiliates, associates, employees, members, attorneys and agents (“Indemnified Parties’” or ““Indemnified party”) against any loss, claim, damage or liability whatsoever (including reasonable attorneys’ fees and expenses), to which such Indemnified Party may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Company. So long as the Consultant has not provided counsel to the Indemnified Party in accordance with the terms of this Agreement, the Consultant and its subsidiaries agree to reimburse the defense of any action or investigation (including reasonable attorneys fees and expenses) subject to an understanding from such Indemnified Party to repay the Consultant or its subsidiaries if it is ultimately determined that such Indemnified Party is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against any Indemnified Party, it shall notify the Consultant within twenty (20) days after the Indemnified Party receives notice of such action, suit or such threat. The Consultant shall have the right to appoint the Consultant’s counsel to defend such action, suit or proceeding, provided that such Indemnified Party consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Consultant shall not be acceptable to such Indemnified Party, then the Consultant shall have the right to appoint alternative counsel for such Indemnified Party reasonably acceptable to such Indemnified Party, until such time as acceptable counsel can be appointed. In any event, the Consultant shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. The Indemnified Party, or its co-counsel shall promptly supply the Consultant’s counsel with copies of all documents, pleadings and notices that are filed, served or submitted in any of the aforementioned. No Indemnified Party shall enter into any settlement without the prior written consent of the Consultant, which consent shall not be unreasonably withheld.

7. This Agreement shall be binding upon the Company and the Consultant and their respective successors and assigns.

8. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever; (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

9. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

10. This Agreement may be executed in one or more counterparts each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

11. This Agreement shall be governed by the laws of the State of Minnesota. The parties agree that, should any dispute arise in the administration of this Agreement, the dispute shall be resolved through arbitration under the rules of the American Arbitration Association.

12. This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

BioDrain Medical, Inc		Kulman IR. LLC

By:		By:

	Name: Kevin Davidson		Name: Craig M. Kulman
	Title: President & CEO		Title: managing member